Exhibit 10.1
June 22, 2016

William Sorenson

Dear Bill,

On behalf of EnerNOC, I am very pleased to offer you the position of Chief Financial Officer and Senior Vice President reporting directly to me. This letter confirms our offer of employment under the terms and conditions that follow:

Offer Specifics:

•	Start Date: August 22, 2016

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Salary: Biweekly salary of $15,192.31 ($395,000 annually), payable in accordance with the Company’s standard payroll policies in effect from time to time. Periods of less than two weeks will be prorated accordingly.

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Cash Bonus Plan: You will be eligible for an annual target bonus of 70% of your base salary. Funding of the annual bonus is contingent upon the Company meeting its goals as established annually by the Compensation Committee for executive officers.  For 2016, (i) this bonus amount will be pro-rated based upon your date of hire and (ii) as an inducement to accept this offer, you will receive no less than 50% of your prorated target bonus. You must be actively employed by EnerNOC on the date of payment to guarantee eligibility for your 2016 bonus payment and any future annual bonus payments.

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Restricted Stock Units: The Company will recommend to the Compensation Committee of its Board of Directors that it grant you on the third business day following commencement of your employment with the Company, 145,000 restricted stock units in accordance with EnerNOC’s 2014 Long-Term Incentive Plan subject to the terms of the Company’s Restricted Stock Unit Agreement and any other applicable stock agreement, shareholder agreement and other restrictions or provisions that are generally applicable to equity awards granted to employees, as each of these may be amended from time to time by the Company.  The Grant will be subject to a three-year vesting schedule, at a rate of (i) 33.3% on the thirteen month anniversary of the grant date and (ii) quarterly thereafter at a rate of 8.25% on the first day of each subsequent calendar quarter, subject to continued employment as of each respective vest date.

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Section 16 Officer Compensation Review: You will be eligible to participate in the upcoming annual compensation review process for Section 16 Officers. This process occurs in the first quarter of each year and involves consideration of officer base salaries, bonus percentage targets, performance objectives, equity grants and other officer remuneration.

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Benefits and Personal Tax/Estate Assistance: As a full-time employee you are eligible to participate in all Company benefit plans, which include but are not limited to medical, dental, life, short-term and long-term disability insurance and a 401(k) Plan.  Participation in Company benefit plans will be subject to the terms of all applicable plan documents and all Company policies regarding benefits. Additionally, during your first year of employment, you will be entitled to be reimbursed for up to $2,500 for estate. Tax and financial planning expenses.

•	New Hire Orientation: You will be invited to attend a New Hire Orientation. A member of Human Resources will notify you of your orientation date.

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Proof of Eligibility: The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of all new employees. Accordingly, you will be required to complete a Form I-9 when you begin work. We will not be able to employ you if you do not provide us with the appropriate documents required by the Form I-9 in a timely manner.

W. Sorenson Initials____

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Confidential Information and Restricted Activities: As a condition of your employment, you will be required to sign the Company's standard Employee Agreement (the “Employee Agreement"). A copy of the Employee Agreement is enclosed with this letter and must be signed and returned at the time you accept the offer.

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At-Will Status of Employment: This letter and your response are not meant to, and do not, constitute a contract of employment for a specific term. Your employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

•	Withholding: All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

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Miscellaneous: Our agreement consists of several employment-related documents in addition to this letter, including the Employee Agreement, the Severance Agreement and the Restricted Stock Unit Agreement. In the event there is a conflict of terms among this letter and the other of your employment-related documents that together as a whole comprise your employment documents, the terms of this offer letter shall be first in priority and the terms of the Severance Agreement shall be second in priority

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter.

Bill, we are excited about the prospect of you joining EnerNOC and playing a critical role on our executive leadership team. I believe that your talents, experience and business judgment will benefit the Company significantly. Please confirm your acceptance of this offer by signing below, initial the first page and returning this letter to me no later than noon eastern standard time on Wednesday, June 22, 2016. At the time you sign and return this letter, it will take effect as a binding agreement between you and the Company on the basis set forth above. Should you have any questions on this offer, please don’t hesitate to contact me directly.

Sincerely,

/s/ Tim Healy

Tim Healy, Chief Executive Officer

Signed /s/ William Sorenson

Name     William Sorenson

Date: June 22, 2016

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